CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated August 29, 2012, on the financial statements of the IMS Family of Funds, comprising the IMS Capital Value Fund, IMS Strategic Income Fund, and the IMS Dividend Growth Fund, each a series of the Unified Series Trust, as of June 30, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the IMS Family of Funds’ Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

October 29, 2012